EXHIBIT 10.2
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT is made on this 23rd day of December, 2009, by and between Charter Financial Corporation (the “Company”) and Robert L. Johnson (the “Executive”).

INTRODUCTION:

WHEREAS, the parties entered into that certain employment agreement dated August 15, 2002 (the “Agreement”).

WHEREAS, the parties now desire to amend the Agreement primarily to bring the severance provisions into compliance with Section 409A of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto agree to amend the Agreement as follows:

1.           By deleting the fourth sentence of Section 8 in its entirety and substituting therefor the following:

“The value of the automobile provided shall not exceed forty thousand dollars ($40,000) and shall be replaced when permitted by the Company.”

2.           By deleting Section 9(a) in its entirety and substituting therefor the following:

“(a)         The Company shall pay to the Executive’s estate his earned but unpaid compensation (including, without limitation, salary and all other items which constitute wages under applicable law) as of the date of his termination of employment.  This payment shall be made in accordance with the Company’s normal payroll practices.”

3.           By deleting Section 10 in its entirety and substituting therefor the following:

“Section 10.            Termination Due to Disability.

The Company may terminate the Executive’s employment if the Executive is suffering from a Disability.  ‘Disability’ means any condition which constitutes a ‘disability’ within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’).  A termination of employment due to Disability under this section 10 shall be effected by a notice of termination given to the Executive by the Company and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Executive.  In the event the Executive becomes subject to a Disability:

(a)           The Company shall pay and deliver to the Executive (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements in the event of his termination of employment.

(b)           Subject to section 14, in addition to the Standard Termination Entitlements, the Company shall continue to pay the Executive his base salary, at the annual rate in effect for him immediately prior to the date the Disability commenced, during a period ending on the earliest of: (i) the expiration of one hundred and eighty (180) days after the date the Disability commenced; (ii) the date on which long-term disability insurance benefits are first payable to him under any long-term disability insurance plan covering employees of the Company (the ‘LTD Eligibility Date’); (iii) the date of his death; and (iv) the expiration of the Remaining Unexpired Employment Period (the ‘Initial Continuation Period’).  If the end of the Initial Continuation Period is neither the LTD Eligibility Date nor the date of his death, the Company shall continue to pay the Executive his base salary, at an annual rate equal to sixty percent (60%) of the annual rate in effect for him immediately prior to the date the Disability commenced, during an additional period ending on the earliest of the LTD Eligibility Date, the date of his death and the expiration of the Remaining Unexpired Employment Period.  The payments under this subsection are referred to in this Agreement as the ‘Disability Benefits.’  Notwithstanding any other provision hereof, the Disability Benefits shall commence within the time period required by section 14.”

4.             By deleting Section 12(b) in its entirety and substituting therefor the following:

“(b)           Subject to section 14, in addition to the Standard Termination Entitlements, the Company shall pay to the Executive a lump sum equal to three (3) times the Executive’s average annual compensation received from the Company, the Bank, and any subsidiary or affiliate thereof.  For purposes of this section 12(b), the Executive’s average annual compensation shall be the average of the Executive’s compensation for the five calendar years preceding his termination of employment as reported on IRS Form W-2.  Such payment shall be made (without discounting for early payment) within the time period specified in section 14.”

5.            By deleting the last sentence of Section 13(c) in its entirety and substituting therefor the following:

“In addition, if the Executive’s resignation is deemed to be a resignation for Good Reason, subject to section 14, the Company shall also pay and deliver the Additional Termination Entitlements.”

6.             By deleting Section 14 in its entirety and substituting therefor the following:

“Section 14.            Terms and Conditions of the Additional Termination Entitlements and Disability Benefits

The Company and the Executive hereby stipulate that the damages which may be incurred by the Executive following any termination of employment are not capable of accurate measurement as of the date first above written and that the Additional Termination Entitlements or Disability Benefits (as applicable) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive’s efforts, if any, to mitigate damages.  The Company and the Executive further agree that the Company may condition the payment and delivery of the Additional Termination Entitlements or Disability Benefits (as applicable) on its receipt of the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company, the Bank or any subsidiary or affiliate of either of them.  Payment of the Additional Termination Entitlements shall be made, or commence, as the case may be, within thirty (60) days following the Executive’s termination of employment; provided, however, if the Executive is a ‘specified employee’ within the meaning of Code Section 409A, payment shall be delayed for six (6) months after termination of employment to the extent required to avoid a tax under Code Section 409A.  The term ‘termination of employment’ and similar terms when used in this Agreement shall mean a termination of employment that constitutes a ‘separation from service’ within the meaning of Code Section 409A.  Payment of Disability Benefits shall commence within thirty (60) days following the commencement of the Disability and the first payment shall include all payments accrued to the date of such payment.”

7.            By deleting Section 15(a)(iv)(B)(2) in its entirety and substituting therefor the following:

“(2)         upon election by the shareholders to serve as a member of such board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of Directors of the Company, or of a nominating committee thereof, in office at the time of such first nomination;”

8.            By deleting the last paragraph of Section 15(a) in its entirety and substituting therefor the following:

“In no event, however, shall a Change of Control be deemed to have occurred as a result of (i) any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them or (ii) the second-step conversion of First Charter, MHC to a stock form company and the issuance of shares of common stock of such stock form company in connection therewith.  For purposes of this section 15(a), the term ‘person’ shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.”

9.           By deleting Section 16 in its entirety and substituting therefor the following:

“Section 16.            Covenant Not To Compete.

The Executive hereby covenants and agrees that during the Employment Period, and in the event of his termination of employment with the Company prior to the expiration of the Employment Period, for a period of one year following the date of his termination of employment with the Company, he shall not, without the written consent of the Company, perform services of a similar nature as he performed for the Company for any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, any other entity engaged in the business of accepting deposits or making loans or any direct or indirect subsidiary or affiliate of any such entity, within the State of Georgia; provided, however, that this section 16 shall not apply if the Executive is entitled to the Additional Termination Entitlements.”

10.         By deleting Section 17 in its entirety and substituting therefor the following:

“Section 17.            Confidentiality.

(a)           Confidentiality.  All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Executive while employed by the Company are confidential to and are and will remain the sole and exclusive property of the Company.  Except to the extent necessary to perform the duties assigned by the Company hereunder, the Executive will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets.

(b)           Return of Company Property.  Upon request by the Company, and in any event upon termination of this Agreement for any reason, as a prior condition to receiving any final compensation hereunder (including the Standard Termination Entitlements and/or the Additional Termination Entitlements), the Executive will promptly deliver to the Company all property belonging to the Company, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in the Executive’s custody, control or possession.

(c)           Survival.  The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Company or developed by the Executive while employed or engaged by the Company prior to or after the date hereof.  The covenants restricting the use of Confidential Information will continue to apply for a period of two years following the Executive’s termination of employment with the Company.  The covenants restricting the use of Trade Secrets will continue to apply following termination of this Agreement for so long as permitted by the governing law.

(d)           Definitions.  For purposes of this section 17, the following terms shall have the following meanings:

(i)            ‘Affiliate’ means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company or the Bank, where ‘control’ shall mean control of more than fifty percent (50%) of the ordinary voting power.

(ii)           ‘Confidential Information’ means data and information relating to the business of the Company, the Bank, or any Affiliate (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through his relationship to the Company, the Bank, or any Affiliate and which has value to the Company, the Bank, or any Affiliate and is not generally known to its competitors.  Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company, the Bank, or any Affiliate (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means without breach of any obligations of confidentiality owed to the Company, the Bank, or any Affiliate thereof by the Executive.

(iii)          ‘Trade Secrets’ means data and information relating to the business of the Company, the Bank, or any Affiliate thereof including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.”

11.         By deleting Section 18(c) in its entirety and substituting therefor the following:

“(c)         solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company or the Bank with whom the Executive had material contact with the last two (2) years to terminate an existing business or commercial relationship with the Company or the Bank.”

12.           By adding the following sentence immediately after the second sentence of Section 29:

“The indemnification payment shall be made within thirty (30) days of such determination.”

Except as specifically amended hereby, the Agreement shall remain in full force and effect prior to this First Amendment.

In Witness Whereof, the Company has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

/s/ Robert L. Johnson
Robert L. Johnson

Charter Financial Corporation

Attest:

By:	/s/ Bonnie F. Bonner	By:	/s/ William C. Gladden
Name: Bonnie F. Bonner		Name: William C. Gladden
Title: Assistant Secretary		Title: Senior Vice President